VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of April 5, 2007 (this “Agreement”) is made by and between AVP Holdings, Inc., a Delaware corporation (“Parent”) and Leonard Armato (the “Stockholder”).

RECITALS

Pursuant to the Agreement and Plan of Merger, dated April 5, 2007 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), by and among AVP, Inc., a Delaware corporation (the “Company”), Parent and AVP Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), it is contemplated that Acquisition Corp. shall merge with and into the Company upon the terms and subject to the conditions set forth therein (the “Merger”).  Capitalized terms used, but not defined, herein shall have the meanings set forth in the Merger Agreement.

As of the date hereof, the Stockholder is the record and beneficial owner of the number of shares of the Company’s Common Shares and the Company’s Preferred Shares set forth on Schedule 1 attached hereto (the “Existing Shares” and, together with any shares of Company Shares acquired by the Stockholder after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the “Subject Shares”).

As a condition to their willingness to enter into the Merger Agreement, Parent and Acquisition Corp. have requested that the Stockholder enter into this Agreement.

In order to induce Parent and Acquisition Corp. to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

AGREEMENT

To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1.             Covenants of the Stockholder.  Until the termination of this Agreement in accordance with Section 3, the Stockholder agrees as follows:

(a)           Agreement to Vote.  At any meeting of stockholders of the Company called for the approval of the Merger, however called, or at any adjournment or postponement thereof, or in connection with any action or approval by written consent of the holders of Company Shares, or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval with respect to the Merger, the Stockholder shall vote (or cause to be voted) the Subject Shares under the Stockholder’s control:

(i)            in favor of adoption and approval of the Merger;

(ii)           in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(iii)          in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Parent, Acquisition Corp. or any of their respective nominees to vote such Subject Shares directly;

(iv)          against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(v)           against any proposal that is intended to, or is reasonably likely to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the conditions to Parent’s or Acquisition Corp.’s obligations under the Merger Agreement not being fulfilled;

(vi)          against any change in the directors of the Company, any change in the present capitalization of the Company, any amendment of the Company’s certificate of incorporation or by-laws or any other material change in the Company’s corporate structure or business that is not requested or expressly approved by Parent;

(vii)         against any Acquisition Proposal by any Person other than Parent or Acquisition Corp.; and

(viii)        against any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated.

Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 1 shall restrict the Company from terminating the Merger Agreement in accordance with Article 7 thereto, and nothing in this Section 1 shall require the Stockholder to take any action, or restrict the Stockholder from taking any action, in connection with the Company’s termination of the Merger Agreement in accordance with Article 7 thereto.

(b)           Agreement to Cause Vote.  The Stockholder, as the holder of voting stock of the Company, shall be present, in person or by the proxy contemplated in Section 2 at all meetings of stockholders of the Company at which the matters referred to in Section 1(a) are to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

(c)           Transfer Restrictions.  The Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder (collectively, “Transfer”)) any of the Subject Shares, (ii) enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Shares, unless prior to making such Transfer, the transferee of the Subject Shares has agreed to be bound by the terms of this Agreement to the same extent as the Stockholder with respect to the Subject Shares so transferred, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

(d)           Waiver Of Appraisal Rights.  Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

(e)           No Solicitation.  The Stockholder shall not, nor shall it permit or authorize any of its agents or representatives (collectively, the “Representatives”) to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.  Upon execution of this Agreement, the Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  The Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Stockholder, and the Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.  Notwithstanding the forgoing, (i) Parent and Acquisition Corp. acknowledge that the Stockholder is an officer and director of the Company, and (ii) none of the provisions of this Section 1(e) shall restrict Stockholder from taking any actions in the furtherance of the fulfillment of his duties as an officer and director of the Company, nor shall Stockholder be restricted in any way from taking any of the actions contemplated in Section 5.08 of the Merger Agreement in his capacity as an officer and director of the Company.

(f)            Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to the Buyer as of the date hereof that:

(i)            the Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Parent and Acquisition Corp. as its Proxy and to consummate the transactions contemplated hereby;

(ii)           this Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms;

(iii)          the Existing Shares of the Stockholder constitute all of the shares of Company Stock owned of record or beneficially by the Stockholder as of the date hereof;

(iv)          the Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1(a) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares of the Stockholder, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1(a) and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares of the Stockholder as of the Effective Time, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement;

(v)             the Stockholder has good and valid title to the Existing Shares of the Stockholder and at all times during the term hereof and on the Effective Time will have good and valid title to the Subject Shares of the Stockholder, in each case, free and clear of all Liens, subject to applicable federal securities laws and the terms of this Agreement;

(vi)          the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) conflict with, violate, result in breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation, or result in the creation of a lien or encumbrance on any assets of the Stockholder, including the Subject Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the stockholder is a party or by which the Stockholder or any of the Stockholder’s assets are bound or (ii) conflict with or violate any law applicable to the Stockholder;

(vii)         the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of its obligations under this Agreement; and

(viii)        no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(g)           Consent to the Management Rollover Transaction.  The Stockholder acknowledges that (i) Leonard Armato, the Company’s chairman and Chief Executive Officer will, in connection with the Merger (A) become a director and officer of Parent, (B) contribute to parent the Company Shares he owns, in exchange for shares of preferred and common stock of Parent, (C) invest a portion of the proceeds he receives from the cash-out of his Options in the Merger into Parent in exchange for shares of preferred and common stock of Parent, (D) become a party to an employment agreement with Parent (entitling him to cash and non-cash compensation, including bonuses and benefits), and (ii) the foregoing rights in Parent that are being made available to Mr. Armato will not be available to the Stockholder (and likely will not be made available to any other stockholders of the Company on these or any other terms).  The Stockholder hereby consents to the foregoing transactions and waives any rights in connection with the foregoing transactions.

2.             Grant of Irrevocable Proxy Coupled with an Interest.

(a)           Proxy.  Solely in the event of a failure by the Stockholder to act in accordance with its obligations as to voting or executing a written consent pursuant to Section 1(a) of this Agreement, the Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 3, the Stockholder hereby irrevocably appoints Parent, Acquisition Corp. or any individual designated by Parent or Acquisition Corp. as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote (or cause to be voted) the Subject Shares held of record by the Stockholder, in the manner set forth in Section 1(a), at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, in each case, solely at the time the Stockholders fails to act in accordance with its obligations as to voting or executing a written consent pursuant to Section 1(a) of this Agreement.

(b)           Termination of Proxy.  The Stockholder hereby affirms that the proxy set forth in this Section 2 is irrevocable, is coupled with an interest, and is granted in consideration of Parent and Acquisition Corp. entering into the Merger Agreement; provided that, for the avoidance of doubt, the proxy set forth in this Section 2 shall terminate automatically upon termination of this Agreement.

(c)           Conflict.  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of the Stockholder’s Subject Shares and a vote by the Stockholder of its Subject Shares.

3.             Termination.  This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (a)  the written mutual consent of the parties hereto, (b) the Effective Time and (c) termination of the Merger Agreement in accordance with its terms.  No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

4.             General Provisions.

(a)           Further Assurance.  From time to time, at another party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)           Amendment.  This Agreement may not be amended except by an instrument signed by Parent and the Stockholder.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

(i)            if to Parent or Acquisition Corp.:

AVP Holdings, Inc.
c/o Shamrock Capital Advisors
4444 Lakeside Drive
Burbank, CA 91505
Attention:	Robert Perille
Michael LaSalle
Facsimile No.:	(818) 973-1499

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, CA 90017
Attention:	John A. Weissenbach, Esq.
Damon R. Fisher, Esq.
Facsimile No.:	(213) 680-8500

(ii)           if to the Stockholder:

Leonard Armato
c/o AVP Holdings, Inc.
6100 Center Drive, Suite 900
Los Angeles, CA 90045
Facsimile No.: (310) 426-8010

with a copy to (which shall not constitute notice):

Dreier Stein & Kahan LLP
The Water Garden 1620 26th Street Sixth Floor North Tower
Santa Monica, CA 90404
Attention:	Robert Kahan
Facsimile No.:	(310) 828-9101

(d)           Interpretation.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(e)           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(f)            Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(h)           No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i)            Expenses.  Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(j)            Attorneys’ Fees.  In the event that any action or proceeding, including without limitation arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration shall receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys’ fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

(k)           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

(l)            Enforcement; Governing Law; Waiver of Jury Trial.

(i)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(ii)           The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

*          *          *          *          *

IN WITNESS WHEREOF, the Buyer and the Stockholder have caused this Voting Agreement to be executed as of the date first written above.

PARENT:

AVP HOLDINGS, INC.

/s/ ROBERT F. PERILLE
By:	Robert F. Perille
Its:	President

ACQUISITION CORP.:

AVP ACQUISITION CORP.

/s/ ROBERT F. PERILLE
By:	Robert F. Perille
Its:	President

STOCKHOLDER:

/S/ LEONARD ARMATO
Leonard Armato

Signature Page - Armato Voting Agreement

Schedule 1

Stockholder	Shares of Company Common Stock	Shares of Company Preferred Stock

Leonard Armato	1,795,798